UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 20, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)

Registrant's telephone number, including area code: (914) 272-8080
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On August 20, 2010, ROIC Cascade Summit, LLC ("ROIC Cascade Summit"), a subsidiary of Retail Opportunity Investments Corp., completed the acquisition of a grocery-anchored neighborhood shopping center located in West Linn, Oregon ("Cascade Summit Town Square") from Cascade Summit Retail LLC, an unaffiliated third party (the "Seller").  The aggregate purchase price for Cascade Summit Town Square was approximately $17.1 million.  At closing, ROIC Cascade Summit assumed the Seller's obligations under an existing loan (the "Loan"), due July 2012, secured by Cascade Summit Town Square, with an interest rate of 7.25% per annum and an outstanding principal amount of approximately $7.2 million, and paid the remainder of the purchase price in cash.  An affiliate of the Seller will perform certain limited development and management services with respect to Cascade Summit Town Square during the one-year period following the closing of the acquisition for payment of $3,716 per month.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of Cascade Summit Town Square, on August 20, 2010, ROIC Cascade Summit assumed the Seller's obligations under the Loan, and all of Seller's obligations under related documents and instruments evidencing or securing the Loan, pursuant to an Assignment, Assumption and Release Agreement (the "Assignment, Assumption and Release Agreement"), by and among the Seller, as the original borrower, Steven J. Oliva, as the original guarantor, ROIC Cascade Summit, as the new borrower, Retail Opportunity Investments Partnership, LP (the "Operating Partnership"), as the new guarantor, and Allianz Life Insurance Company of North America (the "Lender").

The Loan, which had an outstanding principal balance of approximately $7.2 million as of August 20, 2010, has a maturity date of July 10, 2012 and bears interest at a rate of 7.25% per annum.  The Loan is evidenced by a promissory note in the original principal amount of $8.0 million, which amount was increased by $500,000 by a Modification Agreement dated August 14, 2003, and is secured by, among other things, (a) a Deed of Trust, Security Agreement and Fixture Filing (the "Deed of Trust") creating a security interest over Cascade Summit Town Square and certain related property interests and (b) an Assignment of Rents and Leases in favor of the Lender.

The Assignment, Assumption and Release Agreement amends the Deed of Trust to, among other things: (a) require the Operating Partnership to provide the Lender with certified financial statements on a quarterly basis, and (b) require the Operating Partnership to maintain a book net worth of not less than $100 million dollars and maintain a ratio of total debt to the book value of the Operating Partnership's assets of not more than 65%.

In connection with the assumption of the Loan, the Operating Partnership entered into (a) an Environmental Indemnity, dated August 20, 2010, in favor of the Lender, pursuant to which ROIC Cascade Summit and the Operating Partnership agreed to indemnify the Lender with respect to the existence of hazardous substances on the Trust Property, and (b) a Limited Guaranty, dated August 20, 2010, with respect to certain "bad boy" acts.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this Item will be filed under cover of a Form 8-K/A as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K is required to be filed.

(b)           Pro Forma Financial Information.

The pro forma financial information that is required to be filed pursuant to this Item will be filed under cover of a Form 8-K/A as soon as practicable, but no later than 71 days after the date on which this initial Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Opportunity Investments Corp.

Dated: August 25, 2010	By: /s/ John B. Roche
John B. Roche Chief Financial Officer